Exhibit 99.1

FOR IMMEDIATE RELEASE

Jerash Announces Listing on Nasdaq and Closing of Initial Public Offering

Company to Begin Trading on Nasdaq Capital Market under the symbol JRSH

NEW YORK, NY — May 2, 2018 (Access Wire) — Jerash Holdings (US), Inc. (the “Company”) announced approval to list its shares of common stock on the Nasdaq Capital Market effective May 4, 2018, and will trade under the symbol JRSH.

The Company also announced the closing of its “best efforts” initial public offering of common stock, at a price of $7.00 per share (the “offering”). The Company sold the maximum amount of shares in this offering, or 1,430,000 shares, for total gross proceeds to the Company of approximately $10,010,000 before deducting offering expenses.

Network 1 Financial Securities, Inc. acted as the underwriter for this offering.

The Company intends to use the net proceeds from the offering to fund development of new and current projects and facilities, for potential acquisitions, and for general corporate purposes and working capital.

A registration statement relating to these shares was declared effective by the Securities and Exchange Commission on March 14, 2018 (File No. 333-222596). The offering was made only by means of a written prospectus forming part of the registration statement. The final prospectus and any prospectus supplements relating to the offering are also available on the SEC’s website at http://www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are made up of three factory units and two warehouses and employ approximately 2,700 people. The total annual capacity at its facilities is approximately 6.5 million pieces. Additional information is available at http://www.jerashholdings.com.

Contact:

Richard J. Shaw

Chief Financial Officer

(212) 575-9085

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com